Exhibit 99.1

Equal Energy Says Oklahoma Tornado Will Not Have Material Impact On

Company; Announces Investor and Analyst Field Trip

OKLAHOMA CITY, June 3, 2013 /CNW/—Equal Energy Ltd. (NYSE:EQU) (TSX:EQU.TO) today reported the effect on its operations of a tornado that occurred on Sunday, May 19, 2013. Specifically, Equal announced that its two field office buildings in Carney, Oklahoma were largely destroyed and that production was temporarily reduced. However,none of the company’s employees or their families were injured. The company does not expect a material impact on its financial results.

Separately, Equal said it has posted to its website (www.equalenergy.ca) the presentation from its recent Annual and Special Meeting of shareholders. Equal also announced that despite the tornado damage it intends to host a site visit at its Oklahoma facilities on June 25, 2013, for investors and analysts. Interested parties should notify Equal at info@equalenergy.ca or 405-242-6000 by June 10, 2013.

With regard to the May 19th tornado, Equal said five of its Carney-based employees who live in the community survived by sheltering in a safe room at one of Equal’s two Carney buildings. Those employees also invited 19 family members and neighbors into the safe room, all of whom were uninjured. Equal extends its sympathy and support to those who suffered more severely from this tornado and others that touched down in Oklahoma and nearby states in mid-May.

“I’m very proud of the response by all of our Oklahoma employees, whose top priority was safety,” said Don Klapko, President and Chief Executive Officer. “After the tornado passed they moved quickly to determine each others’ whereabouts and well-being. They then assessed the extent of the damage to the producing assets and took steps to minimize any disruption to production. Within 48 hours of the storm they re-established a temporary field office using portable offices, they salvaged files and other materials from the damaged buildings, and they recovered and repaired field vehicles and other key assets. Thanks to their efforts, we are well positioned to carry on.”

Equal expects that damage from the tornado will largely be covered by insurance. The determination of rebuilding costs remains subject to a number of factors, including an inspection by a structural engineer to determine if one of the two buildings may be partly salvageable and consultation with an architect. Based on preliminary information, Equal expects that it may be able to move back into permanent structures at Carney by the end of 2013 or early in 2014.

Equal estimates that tornado-related disruptions reduced May production by less than 100 barrels of oil equivalent per day (boe/d). Production was back to normal three days after the tornado and Equal remains on track to achieve its 2013 guidance of an average of 6,400 boe/d.

About Equal Energy:

Equal Energy is an oil and gas exploration and production company based in Oklahoma City, Oklahoma. Our oil and gas assets are centered on the Hunton liquids-rich natural gas property in Oklahoma. Our shares are listed on the New York Stock Exchange and The Toronto Stock Exchange under the symbol (EQU). Our convertible debentures are listed on the Toronto Stock Exchange under the symbols EQU.DB.B.

Forward-looking Statements:

Certain information in this press release constitutes forward-looking statements under applicable securities law including the magnitude of insurance coverage and rebuilding costs, the impact of the tornado on production and the anticipated go-forward production. Any statements that are contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are often identified by terms such as “may,” “should,” “anticipate,” “expects,” “seeks” and similar expressions.

Forward-looking statements necessarily involve known and unknown risks, such as risks associated with oil and gas production; marketing and transportation; loss of markets; volatility of commodity prices; currency and interest rate fluctuations; imprecision of reserve and future production estimates; environmental risks; competition; incorrect assessment of the value of acquisitions; failure to realize the anticipated benefits of dispositions; inability to access sufficient capital from internal and external sources; changes in legislation, including but not limited to income tax, environmental laws and regulatory matters. Readers are cautioned that the foregoing list of factors is not exhaustive.

Readers are cautioned not to place undue reliance on forward-looking statements as there can be no assurance that the plans, intentions or expectations upon which they are placed will occur. Such information, although considered reasonable by management at the time of preparation, may prove to be incorrect and actual results may differ materially from those anticipated forward looking statements contained in this press release are expressly qualified by this cautionary statement.

Additional information on these and other factors that could affect Equal’s operations or financial results are included in Equal’s reports on file with Canadian and U.S. securities regulatory authorities and may be accessed through the SEDAR website (www.sedar.com), the SEC’s website (www.sec.gov), Equal’s website (www.equalenergy.ca) or by contacting Equal. Furthermore, the forward looking statements contained in this press release are made as of the date of this press release, and Equal does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by securities law.

For further information please contact:

Don Klapko

President and CEO

(403) 536-8373 or (877) 263-0262

or

Scott Smalling

VP and CFO

(405) 242-6020

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